Exhibit 2.2

AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
INTERNATIONAL FINANCIAL DATA SERVICES LIMITED PARTNERSHIP

This Amendment is dated as of September 29, 2017 and serves to amend the Agreement of Limited Partnership (the “Agreement”) dated as of January 31, 2001, as amended, between and among International Financial Data Services GP, Inc. (“State Street GP”) and IFDS GP, Inc. (“DST GP”) as general partners (the “General Partners”), and DST Systems, Inc. (“DST”) and State Street Corporation (“State Street”) as limited partners (the “Limited Partners”). The parties desire to amend the Agreement in accordance with Section 13.02 of the Agreement.
Now, therefore, the parties hereby agree as follows:
1. Section 9.01 (Records and Access to Records) of the Agreement is hereby amended by deleting the last sentence of that section, which provided for annual reports by independent certified public accountants.
2. Except as expressly amended or modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.
General Partners:

(State Street GP) INTERNATIONAL FINANCIAL DATA SERVICES GP, INC. By: __/s/ Robert Kaplan_______ Name: Robert Kaplan Title: Executive Vice President	(DST GP) IFDS GP, INC. By: __/s/ Gregg Wm. Givens_______ Name: Gregg Wm. Givens Title: President
Limited Partners:

STATE STREET CORPORATION By: ___/s/ Susan Dargan_______ Name: Susan Dargan Title: Executive Vice President	DST SYSTEMS, INC. By: ___/s/ Gregg Wm. Givens_______ Name: Gregg Wm. Givens Title: Senior Vice President, CFO And Treasurer